Exhibit 99.1

FOR IMMEDIATE RELEASE

Multiband Corporation Announces Expiration of Tender Offer

August 30, 2013, MINNEAPOLIS, MN — Multiband Corporation (Nasdaq: MBND) today announced the expiration of its tender offer (the “Tender Offer”) to purchase outstanding options to purchase shares of its common stock granted under its 1999 Stock Compensation Plan.

The Tender Offer expired at 5:00 p.m., Central Time, on August 29, 2013. Multiband has accepted for payment all validly tendered eligible options.

About Multiband Corporation

Multiband Corporation (Nasdaq: MBND) engages with a vast and growing array of technologies including renewable energy, wireless infrastructure, electrical power systems, digital signage, commercial audio/video solutions, hospitality IPTV and VOD systems. Multiband completes nearly 20% of all DIRECTV’s installations, maintenance and upgrades for residents of single-family homes. Multiband also supplies broadband cable and satellite internet solutions for homes and businesses across the nation. As the largest nationwide DIRECTV master system operator in the Multiple Dwelling Unit (MDU) market and one of the largest full-service home service providers (HSPs), Multiband is a driven leader in a competitive industry. Additionally, Multiband is a leading provider of software and integrated billing services to MDUs on a single bill, including video, voice, data and other value-added local services, both directly and through strategic partnerships. Multiband focuses on providing world-class customer service and the highest level of performance for all partners and customers, from multinational corporations to individual families. Multiband is headquartered in Minneapolis, Minn., and has offices strategically placed around the continental United States.

Contact at Multiband Corporation

Contact: James Mandel, CEO for Multiband Corporation at (763) 504-3000.